EXHIBIT 5(b)





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                                                                    Exhibit 5(b)


                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                            New York, New York 10019


                                                       August 1, 2001


Idaho Power Company
1221 West Idaho Street
Boise, Idaho  83702-5627

Ladies and Gentlemen:

     We have acted as counsel to Idaho Power Company, an Idaho corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement"), which the Company proposes to file on or shortly after the date hereof under the Securities Act of 1933, as amended (the "Act"), relating to the issuance and sale by the Company of $27,000,000 of deferred compensation obligations of the Company under the Idaho Power Company Executive Deferred Compensation Plan (the "Plan").

     For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Plan; (iii) the Restated Articles of Incorporation, as amended, and Amended Bylaws of the Company, as in effect on the date hereof;
(iv) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement, the Plan and the issuance and sale of the deferred compensation obligations and (v) such other documents, certificates and records as we have deemed necessary or appropriate. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, records, certificates and documents. We have also assumed the regularity of all corporate procedures.


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Idaho Power Company
August 1, 2001
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     Based upon the foregoing, and subject to the qualifications herein expressed, I am of the opinion that the deferred compensation obligations when issued in accordance with the terms of the Plan will be valid and binding obligations of the Company enforceable in accordance with their terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

     With respect to this opinion, we do not hold ourselves out as experts on the laws of any state other than the State of New York. Our opinions expressed above are limited to the laws of the State of New York and the federal laws of the United States. Insofar as this opinion involves matters of the law of the State of Idaho, we have relied upon an opinion of even date herewith addressed to you by Robert W. Stahman, Vice President, General Counsel and Secretary of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm contained therein under the heading "Interests of Named Experts and Counsel."

                            Very truly yours,


                            /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.


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